TRACOR
       Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000

                       NOTICE OF ANNUAL MEETING

                            April 22, 1997


The Annual Meeting of the Shareholders of Tracor, Inc. will be held at Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000, on Tuesday, April 22, 1997, at 10:00 a.m., for the following purposes:

1.     To elect two regular directors;

2. To approve an amendment to the 1995 Stock Plan for Employees of Tracor, Inc. and its Subsidiaries to increase the number of shares to be issued under the plan from 1,000,000 to 2,000,000;

3. To approve and ratify the selection by the Board of Directors of Ernst & Young, LLP as independent auditors for 1997; and

4. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on Friday, March 7, 1997, are entitled to receive notice of, and to vote at, the meeting. A list of Shareholders entitled to vote will be kept at the offices of Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000, for a period of 10 days prior to the meeting.



BY ORDER OF THE BOARD OF DIRECTORS,                         March 21, 1997

Russell E. Painton
Secretary


                       YOUR VOTE IS IMPORTANT!
                PLEASE PROMPTLY MARK, DATE, SIGN, AND
               RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                            Tracor, Inc.

              6500 Tracor Lane, Austin, Texas 78725-2000

                            PROXY STATEMENT
                                 FOR
                          ANNUAL MEETING OF
                            SHAREHOLDERS
                     TO BE HELD ON APRIL 22, 1997

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tracor, Inc. ("Tracor" or the "Company") of proxies to be voted at the Annual Meeting of Tracor Shareholders on April 22, 1997. This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders on or about March 27, 1997. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the instance of the Board of Directors or by a shareholder pursuant to provisions requiring advance notice and disclosure of relevant information.

The expense of preparing, printing, and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to verified owners of the Company's stock.

                           VOTING OF PROXIES

Shareholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed Proxy Card, and sign, date, and return the card in the enclosed postage-paid envelope. If no choice is specified and the card is properly executed and returned, the shares will be voted by the management of Tracor. A shareholder of record who executes a proxy may revoke or revise that proxy at any time before the meeting or, by voting by ballot at the meeting, cancel any proxy previously returned.

If any nominees for director named in Item 1. (Election of Directors), beginning on page 4, should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

Shareholders of record at the close of business on Friday, March 7, 1997, are entitled to receive notice of the meeting and to vote the shares held on that date. Each share is entitled to one vote. The holders of at least a majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will not be counted either for or against any of the nominees. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum for holding the meeting and with respect to the item on which the abstention is noted. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, is required for approval of all matters to be voted upon. In the case of the election of directors, an abstention would be counted as a vote against the election of the director. Under the rules of the New York Stock Exchange (NYSE), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the other matters to be voted on. Votes will be tabulated by ballot counters appointed by the Company.

                OWNERSHIP OF TRACOR, INC. COMMON STOCK

The following tables set forth as of February 24, 1997, certain information known to the Company with respect to the beneficial ownership (as defined in the rules of the Securities and Exchange Commission hereafter, the "SEC" or the "Commission") of Tracor Common Stock by all directors, the chief executive officer and the other executive officers named on the summary compensation table, all directors and executive officers as a group and any person who is known by the Company to be the beneficial owner of more than five percent of the Tracor Common Stock. The percentages are calculated including shares which are subject to outstanding warrants and options held by directors and officers.

      Name and Address of           Number of      Percent(1)
      Beneficial Owner              Shares
      -------------------           ---------      ----------
      Dr. Julian Davidson              6,000(2)          *
      1240 Deborah Drive, S.E.
      Huntsville, AL   35801

      Anthony Grillo                  16,000(3)          *
      358 Oxford Drive
      Short Hills, NJ   07078

      Bob Marbut                      30,500(4)          *
      511 Argyle
      San Antonio, TX   78209

      Elvis L. Mason               1,416,871(5)         5.7%
      3716 Maplewood
      Dallas, TX  75205

      Lt. Gen. Thomas P.
       Stafford (Retired)             10,000(6)          *
      Coral Harbor Club
      Unit C-44
      88181 Old Highway-MM88
      Islamorada, FL 33036

      James B. Skaggs                287,849(7)         1.2%
      Tracor, Inc.
      6500 Tracor Lane
      Austin, TX   78725-2000

      Barry G. Campbell               32,583(8)          *
      16327 Bawtry Court
      Bowie, MD   20715

      Robert K. Floyd                 67,829(9)          *
      Tracor, Inc.
      6500 Tracor Lane
      Austin, TX   78725-2000

      George R. Melton                63,400(10)         *
      Tracor, Inc.
      6500 Tracor Lane
      Austin, TX   78725-2000

      Dr. Terry A. Straeter          190,833(11)         *
      GDE Systems, Inc.
      16550 West Bernardo Drive
      San Diego, CA   92127

      William E. Conway               18,046(12)         *
      The Carlyle Group
      1001 Pennsylvania Avenue, NW
      Suite 220 South
      Washington, DC  20004

      Gerald B. Unterman           2,038,474(13)        8.0%
      70 E. 55th Street
      New York, NY   10022

      Edward C. Johnson            1,481,700(14)        6.0%
      82 Devonshire Street
      Boston, MA   02109

      Warburg, Pincus              1,464,200            5.9%
       Counsellors, Inc.
      446 Lexington Avenue
      New York, NY   10017

      All directors and            2,453,534(15)        9.7%
       executive officers as a
       group, including those
       names above.

1    	* = less than 1%.

2	    2,000 shares are held directly by Dr. Davidson;
      4,000 shares are held pursuant to stock options, none of which are currently exercisable.

3	    12,000 shares are held directly by Mr. Grillo;
      4,000 shares are held pursuant to stock options, none of which are currently exercisable.

4    	26,500 shares are held directly by Mr. Marbut;
      4,000 shares are held pursuant to stock options, none of which are currently exercisable.

5    	6,000 shares of common stock are held directly by Mr. Mason.
      Mr. Mason is the president of E. L. Mason Corporation, which is the general partner of MB Partners, Ltd. ("MB Partners"), which is the general partner of the Mason Best Company, L.P. ("Mason Best"). Mason Best directly owns 1,398,067 shares of common stock. Mr. Mason owns 50% of the general partner of Mason Best, MB Partners; however, Mr. Mason holds 100% of the voting rights in the general partner of Mason Best. In addition, Mr. Mason is the managing partner of Mason Best. As a result, Mr. Mason may be deemed to beneficially own 100% of the shares held by Mason Best. MB Partners directly owns 8,804 shares of common stock, and Mr. Mason owns 100% of E.L. Mason
      Corporation, which is the general partner of MB Partners, and may be deemed to beneficially own 100% of the shares held by MB Partners. 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

6    	6,000 shares are held directly by Lt. Gen. Stafford;
      4,000 shares are held pursuant to stock options, none of which are currently exercisable.

7	    250,520 shares are held pursuant to currently exercisable stock options. In addition, 5,000 shares are held pursuant to Series
      A Warrants which are convertible into common stock, and 32,329 shares are held directly.

8	    1,583 shares are held directly, and 31,000 shares are held pursuant to currently exercisable stock options.

9	    2,329 shares are held directly, and 64,500 shares are held pursuant to currently exercisable stock options. In addition, 1,000 shares are held pursuant to Series A Warrants which are convertible into common stock.

10	   6,800 shares are held directly, and 56,600 shares are pursuant to currently exercisable stock options.

11	   18,000 shares are owned directly by Dr. Straeter, and 160,333 shares are held by a family trust over which Dr. Straeter has control. In addition, 7,500 shares are held pursuant to currently exercisable stock options, and 5,000 shares are issuable upon exercise of Series A Warrants.

12	   14,046 shares are held directly, and 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

13	   GBU, Inc. is the sole general partner of Oak Tree Partners, L.P.
      and GEM Convertible Securities Partners, L.P. GBU beneficially owns 1,177,599 shares of Tracor common stock (which are directly owned by Oak Tree Partners, L.P.) and 152,500 Series A
      Warrants (which are directly owned by GEM Convertible Securities Partners, L.P.) to purchase Tracor common stock. Mr. Unterman is the president, majority shareholder, and a director of GBU, Inc. He is also the president, sole shareholder, and a director of GEM Capital Management, Inc. GEM Capital Management, Inc. is a registered investment advisor whose accounts own 60,001 shares of Tracor common stock which Mr. Unterman may be deemed to beneficially own. Mr. Unterman is the trustee of a profit sharing plan which owns 34,000 shares of Tracor common stock.
      In addition, Mr. Unterman owns directly 100,000 shares of Tracor common stock and 514,375 Series A Warrants.

     	With respect to the 1,177,599 shares owned by Oak Tree Partners, L.P., GBU owns a 9.9% interest in that partnership and Gerald B. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 97,740 of those shares.

     	With respect to the 152,500 shares which may be acquired upon the exercise of the 152,500 Series A Warrants owned by GEM Convertible Securities Partners, L.P., GBU, Inc. owns a 1% interest in that partnership, and Mr. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 1,266 of those shares.

14   	Mr. Johnson is the chairman of FMR Corp. which beneficially
      owns 1,481,700 shares of Tracor common stock. Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,396,700 shares of Tracor common stock. Mr. Johnson through his control of Fidelity Management and Research Company has sole dispositive power over 1,396,700 shares. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over 85,000 and sole power to vote or to direct the voting of 82,300 shares, and no power to vote or to direct the voting of 2,700 shares of Tracor common stock.

15   	Includes shares subject to outstanding warrants and options held by directors and officers.

                    OUTSTANDING VOTING SECURITIES

The number of voting securities of Tracor outstanding on Friday, February 27, 1997, was 24,772,691 shares of common stock, $.01 par value, owned by approximately 292 shareholders of record.

1.        ELECTION OF DIRECTORS.

Pursuant to the General Corporation Law of the State of Delaware, as implemented by Tracor's Certificate of Incorporation and Bylaws, all corporate powers are exercised by or under the direction of the Board of Directors, and the Company's business, property, and affairs are managed by or under the direction of the Board.

The Board of Directors has created committees with responsibility for audits, compensation, and ethical issues. Each director who is not an employee of Tracor or a subsidiary serves on one or more committees. See Committees of the Board.

Two directors are to be elected at this meeting to serve until 2000 or until their successors have been elected and qualified. Messrs. Conway and Marbut are currently directors of the Company and have been nominated by the Board of Directors for election at this Annual Meeting.

Outside (non-employee) directors of the Company receive annual Board retainers of $20,650, plus travel and allowances where appropriate. Attendance fees of $1,000 per meeting are also paid. Directors who also serve on a committee of the Board of Directors receive $950 for each committee meeting attended. Directors who chair committees receive an additional $950 per meeting attended. Directors who are currently on the board at the first of each year receive 1,000 shares of common stock and are granted 2,000 shares of stock options at the then current market price.

A vacancy in any director position may be filled by a majority vote of the remaining directors. The individual elected to the vacant director position will serve until the next Annual Meeting of Shareholders.

During 1996, the Board of Directors met six times. Each director attended more than 75% of the aggregate of (a) the total number of meetings held during 1996 and (b) the total number of meetings held by all committees of the Board of Directors on which each served.

Following are the nominees of the Company, with information including their age, principal occupation and other business affiliations, the year each was first elected as a director, the Board committee memberships of each, and other affiliations.

The Board of Directors recommends a vote FOR each of the nominees listed below.

William E. Conway, Jr. has been a director since April 25, 1995.
Mr. Conway joined The Carlyle Group in August 1987 and is a managing director. He serves on the boards of directors of BDM International, Inc. (October 1990 to present); GTS Duratek, Inc. (January 1995 to present); and Highwaymaster, Inc. (June 1994 to present). He also serves on the boards of several private companies in which Carlyle has invested. Prior to the acquisition of GDE Systems, Inc. ("GDE"), he served as chairman of the board of GDE.

Bob Marbut has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Mr. Marbut is chairman and CEO of Argyle Television, Inc., which he helped found in 1994 and which now owns and operates television stations in the United States. He is also chairman and CEO of Argyle Communications, Inc. (founded in January 1992), which is the managing general partner of Argyle Communications Partners, L.P., a limited partnership involved in the acquisition and operation of television stations, and successor to The Argyle Group, of which he has been chairman and CEO since January 1992. Mr. Marbut founded Argyle Television Holdings, Inc., a television station group in 1993, and was its CEO until it was sold in April 1995. He serves on the boards of directors of Premark International, Inc. (1986 to present); Diamond Shamrock, Inc. (March 1990 to present); Argyle Communications, Inc. (January 1992 to present); Argyle Television, Inc. (August 1994 to present); and Katz Media Group, Inc. (August 1994 to present).

                     REMAINING DIRECTORS AND TERMS

The directors not up for election at this Annual Meeting are:

James B. Skaggs has been a director of the Company since March 1990. He has also served as the president and CEO of the Company since November 1991. Mr. Skaggs also served as president, CEO, and a director of Westmark Systems, Inc. from March 1990 through December 1991, and is currently a director of Alamo Group, Inc. Mr. Skaggs' term expires in 1998.

Elvis L. Mason has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Since August 1984, he has served as managing partner of Mason Best Company, L.P. ("Mason Best"), a merchant banking firm, and on the boards of several privately held companies in which Mason Best was a significant shareholder. He also has served, since December 1991, as a director and, since February 1992, as chairman of the Board and CEO of Safeguard Business Systems, Inc., a supplier of office management products and services for small businesses, and its parent, San Jacinto Holdings. Mr. Mason also serves as a director of United Meridian Corporation and American Eagle Group, Inc. Mr. Mason's term expires in 1999.

Dr. Julian Davidson has been a director of the Company since November 1991. He is chairman of the Compensation/Stock Option Committee. Dr. Davidson is president and CEO of Davidson Enterprises, LLC, a commercial and defense consulting firm since April 1, 1996. Before that, he was a senior vice president of Booz, Allen and Hamilton from May 1984 to April 1996. He also serves as a director on the boards of several privately held companies. Dr. Davidson's term expires in 1999.

Anthony Grillo has been a director of the Company since December 1991. He is chairman of the Audit/Ethics Committee. Mr. Grillo is a senior managing director of The Blackstone Group, L.P., an investment banking firm. Prior to May 1991, he was a managing director with the corporate finance division, Restructuring and Reorganization Group of Chemical Bank (November 1989 through May 1991). Mr. Grillo currently serves as a member of the board of directors of Littelfuse, Inc. (since November
1991), a former affiliate of Tracor's predecessor, and of Joule, Inc., as well as a member of the board of directors of several privately held companies. He is also a Trustee of the Academy of Political Science. Mr. Grillo's term expires in 1999.

Lt. Gen. Thomas P. Stafford (retired) has been a director of the Company since April 1994. He is a member of the Audit and Ethics Committee. Lt. Gen. Stafford is a co-founder of the technical consulting firm of Stafford, Burke, and Hecker, Inc. (1983). He serves on the boards of directors of AlliedSignal Corporation (March 1981 to present); CMI, Inc. (1983 to present); Fisher Scientific, Inc. (December 1991 to present); Pacific Scientific, Inc. (February 1987 to present); Seagate Technologies, Inc. (March 1988 to present); Tremont, Inc. (October 1990 to present); Wackenhut, Inc. (October 1991 to present); and Wheelabrator Technologies, Inc. (September 1987 to present), all of which are listed on the New York Stock Exchange (NYSE). Lt. Gen. Stafford also served on the board of directors for Gulf USA, Inc. (NYSE) from 1992 to 1993. Lt. Gen. Stafford's term expires in 1998.

                        EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the compensation of the Company's five most highly compensated executive officers, including the chief executive officer, for the three most recent fiscal years:

                                  Summary Compensation Table

NAME AND                                                             LONG-TERM                   ALL OTHER
PRINCIPAL POSITION         ANNUAL COMPENSATION                      COMPENSATION               COMPENSATION(1)
------------------      ---------------------------    --------------------------------------  ---------------
                                                                 AWARDS               PAYOUTS
                                                       ---------------------------    -------
                                                                        SECURITIES
                                                        RESTRICTED      UNDERLYING
                                                          STOCK         OPTIONS/      LTIP
                        YEAR    SALARY        BONUS       AWARDS        SAR (#)2      PAYOUTS
                        ----    ------        -----       ------        --------      -------

James B. Skaggs,        1996  $577,533      $490,445      - 0 -          100,000       - 0 -      $39,281
President & CEO         1995   523,921       410,987      - 0 -          200,000       - 0 -       28,687
                        1994   494,884       398,687      - 0 -            9,200       - 0 -       14,916

Terry A. Straeter(3)    1996  $226,900      $174,177      - 0 -           12,000       - 0 -      $50,605
Vice President          1995   212,019       138,273      - 0 -           15,000    $243,132       24,296
                        1994   205,769       265,000      - 0 -            5,000       - 0 -        8,015

Barry G. Campbell,      1996  $235,885      $129,938      - 0 -           12,000       - 0 -      $11,865
Vice President          1995   209,244       105,074      - 0 -           20,000       - 0 -        9,699
                        1994   197,627        81,113      - 0 -            - 0 -    $212,400          549

Robert K. Floyd,        1996  $230,568      $149,446      - 0 -           12,000       - 0 -      $22,585
Vice President & CFO    1995   216,448       126,703      - 0 -           20,000       - 0 -       17,592
                        1994   189,017       112,933      - 0 -            7,500       - 0 -        4,939

George R. Melton,       1996  $200,366      $133,502      - 0 -           12,000       - 0 -      $16,803
Vice President          1995   166,675        88,069      - 0 -           18,000       - 0 -       10,973
                        1995   167,638        53,093      - 0 -            - 0 -       - 0 -        9,727

----------
1. Includes term life insurance premiums paid by the Company on behalf of each named individual.
2.    No SARs have been issued as of the dates indicated.
3. During the majority of 1994, Dr. Straeter was employed by GDE Systems, Inc. when it was a subsidiary of GDE Holdings, Inc.

                              Option Grants in Fiscal Year 1996(1)

                                                                       Potential Realizable Value
                                                                        at Assumed Annual Rates
                                                                       of Stock Price Appreciation
                                   Individual Grants                      for Full Option Term
                      ----------------------------------------------  ----------------------------
                                  % of Total
                      Number of   Options
                      Securities  Granted to
                      Underlying  Employees    Exercise
                      Options     in Fiscal       or      Expiration
Name                  Granted     1996        Base Price  Date             5% ($)        10% ($)
--------------------  ----------  ----------  ----------  ----------  -------------- -------------
James B. Skaggs       100,000       26.27%      16.13     02/27/2006   $1,014,407.03 $2,570,706.59
Barry G. Campbell      12,000        3.15%      16.13     02/27/2006      121,728.84    308,484.79
Robert K. Floyd        12,000        3.15%      16.13     02/27/2006      121,728.84    308,484.79
George R. Melton       12,000        3.15%      16.13     02/27/2006      121,728.84    308,484.79
Terry A. Straeter      12,000        3.15%      16.13     02/27/2006      121,728.84    308,484.79
--------------------------------------------------------------------------------------------------

_____________
1. The per share option exercise prices are the fair market value of the Company's common stock on the date of the grant, and the term of each option is 10 years. 30% of each option is exercisable one year after the date of grant, an additional 30% is exercisable two years after the grant, and the remainder is exercisable three years after the grant.

                      Aggregate Option Exercises in Last Fiscal Year
                           and Fiscal Year-End Option Values

                                                                                Value of Unexercised
                                             Number of Unexercised              In-the-Money Options
                                           Options at Fiscal Year End           at Fiscal Year End(1)
                      Number of            ---------------------------      --------------------------
                       Shares              Exercisable
                      Acquired    Value        at
Name                 on Exercise  Realized  12/31/96     Unexercisable      Exercisable  Unexercisable
------------------   -----------  -------- -----------   -------------      -----------  -------------
James B. Skaggs        15,000     $331,875   250,520       243,680           $3,992,930   $1,700,120
Barry G. Campbell         -0-          -0-    31,000        26,000              377,500      176,940
Robert K. Floyd         1,000       21,630    64,500        29,000            1,101,250      203,940
George R. Melton        3,800       81,592    56,600        24,600            1,001,900      165,390
Terry A. Straeter         -0-          -0-     7,500        24,500               64,125      166,065
------------------------------------------------------------------------------------------------------

_____________
1. The last sale price of the Common Stock on December 31, 1996 was $21.25 per share.


                         Employment Agreements

Effective as of November 22, 1996, the Company entered into employment agreements (entitled "Employment Agreement") with certain of its officers who had not previously entered into employment agreements with the Company and, further, entered into amended and restated employment agreements (entitled "Amended and Restated Employment Agreement") with certain of its officers who had previously entered into employment agreements with the Company. Each of the above-named officers has executed employment agreements with the Company, except for Dr. Straeter, whose employment agreement is with GDE Holdings, Inc., a subsidiary of the Company. All of the agreements provide for a termination date of December 31, 1999, or the first day of the year following the year in which the officer reaches his/her 65th birthday. The agreements also provide for automatic renewals unless terminated earlier by the officer or the Board of Directors.

Among other things, the employment agreements assure the continuation of each such officer's base salary as of such date and his/her continued participation in the Company incentive and other welfare and benefit plans, as well as continuation of his/her then current level of job position and responsibilities, failing which such officer may terminate his/her employment with the Company and receive, as termination pay, stipulated amounts equal to up to two times such officer's base salary then in effect and other benefits. Under each employment agreement, the Company has the right to terminate an officer for cause, under which circumstances the officer would not be entitled to termination pay. Each agreement provides that upon termination the officer will not compete with the Company for a period of six months after the date of termination nor will the officer divulge confidential information or trade secrets to third parties.

              Retirement Benefits and Related Information

The Company has a Defined Benefit Retirement Plan (the "Retirement Plan") which provides retirement benefits for its employees and employees of participating affiliates. The plan has three benefit formulas as described below for Tracor, Vitro, and GDE employees. Employees covered under the Tracor formula become vested in the Retirement Plan upon the completion of five years of vesting service. Monthly benefits, payable at normal retirement age, are based upon an amount equal to one percent of final "average monthly compensation" up to "covered compensation" plus one and one-half percent of final average monthly compensation in excess of covered compensation, multiplied by the years of credited service with the Company, less one year. Average monthly compensation is defined as the average monthly compensation actually paid, including bonuses and overtime pay for the five highest successive calendar years. Covered compensation is defined as the average of the maximum wages subject to social security taxes for the 35 years ending in the calendar year before the employee reached Social Security retirement age. Credited service is the period of the employee's total employment with the Company. The monthly benefits are not subject to deductions for Social Security or other offset amounts.

Employees covered under the Vitro formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to one and one-tenth percent of average annual compensation up to covered compensation plus one and three-quarters percent of average annual compensation in excess of covered compensation, multiplied by the years of credited service. Average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with Vitro. Credited service generally means all the employee's years of service with Vitro. The monthly benefits are not subject to deductions for Social Security or other offset amounts.

Employees covered under the GDE formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to approximately one and three-tenths percent of average annual compensation, multiplied by the years of credited service. Average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with GDE. Credited service generally means all the employee's years of service with GDE. The monthly benefits are not subject to deductions for Social Security or other amounts.

The following tables show the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications who would retire in 1997 at age 65. The amounts shown in the tables were determined as normal retirement benefits at December 31, 1996, and were based on pay limited by Section 401(a)(17) of the Internal Revenue Code (the "Code"). Benefits are limited by Section 415 of the Code without regard to combined plan limitations.

                       Retirement Plan Benefits
                             Tracor, Inc.

                                           Years of
                                            Service
                          --------------------------------------------------
Final Average
Annual Compensation            15         20        25         30        35
-------------------       -------    -------   -------    -------   -------
     $100,000             $19,070    $25,880   $32,691    $39,501   $46,312
     $125,000              24,320     33,005    41,691     50,376    59,062
     $150,000              29,570     40,130    50,691     61,251    71,812
     $175,000              33,726     46,176    58,626     71,076    83,526
     $200,000              37,852     52,176    66,502     80,826    95,152
     $225,000              41,976     58,176    74,376     90,576   106,776
     $250,000              43,766     60,778    77,792     94,804   111,818
     $300,000              43,766     60,778    77,792     94,804   111,818
     $350,000              43,766     60,778    77,792     94,804   111,818
     $400,000              43,766     60,778    77,792     94,804   111,818
     $450,000              43,766     60,778    77,792     94,804   111,818
     $500,000              43,766     60,778    77,792     94,804   111,818
   $1,281,573(1)           43,766     60,778    77,792     94,804   111,818

                              Vitro Corporation(2)

                                           Years of
                                            Service
                          --------------------------------------------------
Final Average
Annual Compensation            15         20        25         30        35
-------------------       -------    -------   -------    -------   -------
     $100,000             $23,561    $31,415   $39,269    $47,123   $54,976
     $125,000              30,124     40,165    50,206     60,248    70,289
     $150,000              36,686     48,915    61,144     73,373    85,602
     $175,000              41,963     56,390    70,817     85,244    99,671
     $200,000              47,213     63,827    80,442     97,057   113,671
     $225,000              52,463     71,265    90,067    108,869   120,000
     $250,000              54,739     74,490    94,240    113,991   120,000
     $300,000              54,739     74,490    94,240    113,991   120,000
     $350,000              54,739     74,490    94,240    113,991   120,000
     $400,000              54,739     74,490    94,240    113,991   120,000
     $438,987(1)           54,739     74,490    94,240    113,991   120,000

___________

1. Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under this particular plan.

2. Employees of Vitro Corporation and Vitro Services Corporation whose credited service begins on or after January 1, 1996, are covered under the Tracor benefit formula. Benefits based on $150,000 pay are limited with a minimum benefit, as of December 31, 1993, under prior pay plan.

                                 GDE Holdings, Inc.

                                           Years of
                                            Service
                          --------------------------------------------------
Final Average
Annual Compensation            15         20        25         30        35
-------------------       -------    -------   -------    -------   -------
     $100,000             $20,000    $26,667   $33,333    $40,000   $46,667
     $125,000              25,000     33,333    41,667     50,000    58,333
     $150,000              30,000     40,000    50,000     60,000    70,000
     $175,000              34,000     45,667    57,333     69,000    80,666
     $200,000              38,000     51,333    64,667     78,000    91,333
     $225,000              42,000     57,000    72,000     87,000   102,000
     $250,000              43,734     59,457    75,180     90,902   106,625
     $300,000              43,734     59,457    75,180     90,902   106,625
     $350,000              43,734     59,457    75,180     90,902   106,625
     $400,000              43,734     59,457    75,180     90,902   106,625
     $450,000              43,734     59,457    75,180     90,902   106,625
     $481,292(1)           43,734     59,457    75,180     90,902   106,625

___________

1. Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under this particular plan.


As of December 31, 1996, the persons named in the Summary Compensation Table were credited with the following years of service under the Retirement Plan: Mr. Floyd, 6.6; Mr. Skaggs, 6.8; Mr. Melton, 6.8; Dr. Straeter, 16.8; and Mr. Campbell, 26.6.

The remuneration covered by the Retirement Plan for the named executive officer generally corresponds with the salary amounts set forth in the Summary Compensation Table.

Non-Qualified Supplemental Retirement Benefit. During 1993, the Company established a Non-Qualified Supplemental Retirement Program for certain of its officers, which was amended and restated effective as of January 30, 1997 (hereafter, the "Program"). The Program provides that upon normal retirement or termination not for cause, Company officers covered by the Program will receive a monthly income of up to 50% of the average compensation for the 36 months immediately prior to the date of retirement or termination, less the amount of retirement benefits which the officer would otherwise be entitled to under the Retirement Plan. The actual amount the participant would be entitled to receive is determined by the participant's total number of years of service to the Company after December 21, 1991. The Program further provides that upon the death of the participant, his or her spouse would also be entitled to receive a monthly income equal to one-half of the benefit which would otherwise be payable to the officer. Currently, Messrs. Skaggs, Floyd, and Melton are participants in the Program. The Program additionally provides that if any of the participants are terminated without cause, they shall become immediately 100% vested in the Program, and in the case of Messrs. Skaggs and Floyd, they may elect to receive the benefits payable to them under the Program in a lump sum. Assuming the individuals remain in the employ of the Company until their normal retirement age, each of the following executives will receive an annuity, as described above, which, on an actuarial basis, is equal to the following annual payments: Mr. Skaggs, $465,487; Mr.
Floyd, $166,014; and Mr. Melton, $221,943.

Dr. Straeter is eligible to receive benefits from the GDE Systems, Inc. Supplemental Retirement Plan. This plan is designed to replace any pension benefit lost to Dr. Straeter if his final average covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)17 of the Code. Assuming Dr. Straeter remains employed by the Company until his normal retirement age, he will receive an annuity with an estimated annual payment of $141,282.

Mr. Campbell is eligible to receive benefits from the Tracor Benefit Restoration Plan. This plan, adopted October 1, 1996, is designed to replace any pension benefit lost to Mr. Campbell if his final average monthly covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)17 of the Code. Assuming Mr. Campbell remains with the Company until his normal retirement age, he will receive an estimated lump sum payment of $1,635,686.

Effective December 1, 1996, Tracor adopted the Tracor Deferred Compensation Plan designed primarily to replace 401(k) Plan benefits lost due to the Code limitations on employee deferrals and covered compensation used to determine benefits from the qualified Tracor, Inc. 401(k) Plan. For 1996 matching contributions were credited in the amount of $6,612 to Mr. Skaggs; $1,756 to Mr. Campbell; $2,036 to Mr. Floyd; and $1,670 to Mr. Melton.

                        COMMITTEES OF THE BOARD

                        Audit/Ethics Committee

The Committee met three times in 1996. The duties of the Audit/Ethics Committee are to:

a. recommend to the Board of Directors a firm of independent auditors to perform the audit of the annual financial statements of the Company;

b. review with the independent auditors and with financial management the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed internal audits, and other matters bearing upon the scope of the audit;

c. review with the independent auditors and with financial management significant matters revealed in the course of the audit of the annual financial statements of the Company;

d. review on an annual basis whether the Company's ethics policies have been communicated by the Company to all key employees of the Company and its subsidiaries;

e. review with financial management any suggestions and recommendations of the independent auditors of the Company;

f. meet on a regular basis with a representative or representatives of the Internal Audit Department of the Company and to review the Internal Audit Department's Reports of Operations; and

g. report its activities and actions to the Board at least once each fiscal year.

Members of the Audit/Ethics Committee are Anthony Grillo, chairman; William E. Conway; and Lt. Gen. Thomas P. Stafford.

The independent auditors and Tracor's internal auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls, or any other matter relating to Tracor's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

                  Compensation/Stock Option Committee

The Committee met four times in 1996. The duties of the Compensation/Stock Option Committee are to:

a.     administer the Tracor stock option plan;

b. recommend policies dealing with compensation, position evaluations, and personnel engagements, transfers, and terminations, including the Company's annual incentive program;

c.     review and recommend major compensation plans;

d. recommend the Company's management development programs and procedures;

e. approve and recommend to the Board of Directors compensation for corporate officers; and

f.     review the administration of the Company's Retirement Plan.

Members of the Compensation/Stock Option Committee are Julian Davidson, chairman; Bob Marbut; and Elvis L. Mason.

              COMPENSATION/STOCK OPTION COMMITTEE REPORT

                   Executive Compensation Principles

The Company's Executive Compensation Program is based on guiding principles designed to align executive compensation with Company values and objectives, business strategy, management initiative, and business financial performance. In applying these principles, the Compensation/Stock Option Committee (the "Committee") has established a program to:

a. attract and retain key executives critical to the long-term success of the Company and each of its business groups;

b. reward executives for long-term strategic management and enhancement of shareholder values;

c. integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes; and

d. support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

                    Executive Compensation Program

The total compensation program consists of both cash and equity-based compensation. The annual compensation consists of a base salary and an annual incentive. The Committee determines the level of salary for key executive officers and a salary range for other executive officers. Actual salary changes are based upon performance and upon national industry salary surveys in related industries, depending on the areas in which the particular executive is employed, and supplemented by other surveys which are used to enhance the analysis. These surveys covered essentially the same companies that are included in the table comparing
the cumulative total returns of the Company, set forth below.   The
salary levels are targeted to the median of such surveys, with variations based upon the experience of each officer and the complexity of his/her particular responsibilities. In considering the salary increases from 1996 to 1997, the Committee also evaluated each executive's performance in several areas, including increases in sales and revenue from the preceding year, increases in profits in the executive's area of responsibility, and the success of his/her budgetary controls. No increases were required, or given, pursuant to the terms of any employment agreements.

                    Incentive Compensation Program

Effective in December 1991, the Company adopted a performance incentive plan under which executive officers and other high-level employees may receive compensation based on the achievement of individual and Company objectives. Eligible participants include officers and other key employees of the Company who are in a position to make substantial contributions to the management, growth, and success of the Company. Payment of an award is contingent upon the achievement of specified levels of earnings, bookings, revenue, and cash generation of the
Company or the employee's unit ("performance goals") each year based upon the annual operating plan of the Company. A smaller portion of each person's incentive payment is based on individual and organizational goals such as increases in efficiency of the executive's area of responsibility, adherence to budgetary plans, and implementation of new operating procedures and programs. At the close of each fiscal year, the performance of the operating unit in which the employee participates is reviewed against the performance goals, division objectives are evaluated, and awards are issued. In the event the performance goals are not achieved, the awards are reduced or eliminated entirely. If performance goals are exceeded, the amount of an award may be increased. In reviewing the performance of the named executives for 1996, the Committee determined each individual and Tracor exceeded their
respective goals for the year.   Executive officers as a group were
awarded payments totaling $1,749,151.19, and all employees as a group received payments totaling $7,360,905.42 under this plan in 1996.

                              Stock Plan

The Company adopted, in December 1991, the Stock Plan for Employees of Tracor, Inc. and its Subsidiaries (the "1991 Plan"). In April 1995, the Company adopted the 1995 Stock Plan for Employees of Tracor, Inc. and its Subsidiaries (the "1995 Plan" or, collectively, the "Stock Plans") pursuant to which options to purchase common stock of the Company, stock appreciation rights ("SARs") (rights, granted in tandem with an option (or alone), to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of the exercise of an option), and/or shares of restricted stock may be granted to officers and other key employees of the Company and its subsidiaries. The plans are administered by the Committee which has authority to determine the individuals to whom and the terms pursuant to which grants shall be made. Per share option prices are not less than the fair market value of the Company's common stock on the date of the option grant, and the term of the options cannot exceed 10 years. The two plans are identical in all material respects, except that outside directors participate in the 1995 Plan.

Under the Stock Plans, the Committee grants stock options, restricted shares, and/or SARs based upon its review of surveys and publicly available information relating to the amount and type of awards granted to executives in the aerospace and defense industry, as well as its review of each executive's performance, evaluated as described above. Through the award of options, the objective of aligning executive officers' long-range interests with those of the shareholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

                         Officer Compensation

The Compensation Committee of the Board of Directors met for the purpose of evaluating the performance of the Company's CEO. In accordance with the Company's Executive Compensation Program, the Committee evaluated Mr. Skaggs' performance for the year based on both objectively evaluated quantitative criteria and on subjectively evaluated qualitative criteria. Mr. Skaggs' base salary and total compensation were also evaluated with respect to similar positions in the industry using a number of compensation surveys. The goal of the Committee was to determine whether an increase in his base salary was merited, and, if so, how much of an increase should be recommended to the Board. The Committee additionally determined the amount of incentive compensation and stock options to recommend that the Board award to Mr. Skaggs.

At the beginning of each fiscal year, the Board of Directors establishes quantitative and qualitative goals or "targets" for the CEO of the Company. Results are evaluated at the end of the fiscal year.

Quantitative Goals

For 1996, the Committee evaluated the results of three quantitative criteria. They were:

	                      Target           Actual
                    (In Millions)	  (In Millions)	 % of Target
                    -------------   -------------  -----------
Earnings(1)            $ 88.8	  	     $  104.6           118%
Net Cash Activity	       52.5             60.9           116%
Bookings                940.2          1,112.5           118%
________________
1.	Before interest, taxes, depreciation, and other deductions.

Qualitative Goals

In addition, the Committee subjectively evaluated the results of qualitative criteria. The qualitative criteria include:

       a.     Return on Shareholders' Equity;
       b.     Share Price Increase;
       c.     Shareholders' Equity Increase;
       d.     Achievement of Strategic Business Goals;
       e.     The Conduct of Business Operations;
       f.     Board Communications;
       g.     Equity Restructuring to Reduce Warrants; and
       h.     Maintain Outstanding Corporate Team

Base Salary and Annual Incentive Compensation

Based upon its review of Mr. Skaggs' overall 1996 performance for base salary and annual incentive purposes, the Committee determined Mr. Skaggs significantly exceeded both quantitative and qualitative target measures. The Committee also considered the Company's 1996 performance improvements over 1995 in determining the base salary increase. These improvements included a 22% increase in sales, a 36% increase in earnings before interest and taxes, a 31% increase in net income, a 12% increase in firm backlog, and a 41% increase in total backlog. As a result, the Committee recommended that Mr. Skaggs should receive a base salary increase of approximately ten percent (10%) effective for the 1997 year.

Mr. Skaggs' annual incentive compensation for 1996 was calculated using a mathematical equation which took into account quantitative performance results related to earnings, net cash, and bookings plus the achievement of qualitative goals as evaluated by the Committee. Using the mathematical equation and the evaluated incentive results described above, Mr. Skaggs' recommended annual incentive bonus is 83.13% of his 1996 base salary.

Stock Option Grants

The stock option grants made to Mr. Skaggs under the Company's Stock Plan were determined using the criteria described under the Stock Plan referenced previously. Option grants received by Mr. Skaggs in fiscal year 1996 are noted under the Executive Compensation section showing the five most highly compensated officers.

Compensation/Stock Option Committee

Dr. Julian Davidson, chairman
Bob Marbut
Elvis L. Mason

                Comparison of Cumulative Total Return(1)
                     Among the Nasdaq Stock Index,
                 Dow Jones Defense & Aerospace Index,
                           and Tracor, Inc.

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Nasdaq Stock Index and the Dow Jones Defense & Aerospace Index.


                             [GRAPH APPEARS HERE]
                 COMPARISON OF FIVE YEAR CUMULATIVE RETURN
Among Dow Jones Aerospace and Defense, Nasdaq National Market, and Tracor, Inc.

                          DJ Aerospace &   Nasdaq National      Tracor,
  Measurement Period          Defense          Market            Inc.
  ------------------      --------------   ---------------      -------
    1st Quarter '92           100.00            100.00           100.00
    2nd Quarter '92            95.30             92.57           103.23
    3rd Quarter '92            90.83             92.15            83.76
    4th Quarter '92            94.94            101.03           125.33
    1st Quarter '93           103.61            110.72           166.36
    2nd Quarter '93           113.23            110.03           177.98
    3rd Quarter '93           121.61            116.88           287.22
    4th Quarter '93           127.97            123.14           378.23
    1st Quarter '94           140.81            126.40           419.29
    2nd Quarter '94           141.60            117.15           352.43
    3rd Quarter '94           146.19            119.20           349.76
    4th Quarter '94           148.84            121.86           479.42
    1st Quarter '95           160.25            128.00           526.66
    2nd Quarter '95           194.82            141.28           591.26
    3rd Quarter '95           222.32            166.23           729.96
    4th Quarter '95           243.11            170.81           699.72
    1st Quarter '96           275.53            176.17           706.47
    2nd Quarter '96           288.63            196.24           858.46
    3rd Quarter '96           306.39            189.15           849.45
    4th Quarter '96           329.92            208.51         1,005.75

---------------
1.   Assumes $100.00 invested on January 1, 1992, in the Nasdaq
     Index, Dow Jones Defense & Aerospace Index, and Tracor, Inc.

2. TO APPROVE THE AMENDMENT OF THE 1995 STOCK PLAN FOR EMPLOYEES OF TRACOR, INC. AND ITS SUBSIDIARIES TO INCREASE THE NUMBER OF SHARES AUTHORIZED FROM 1,000,000 TO 2,000,000.

Tracor adopted the Stock Plan for Employees of Tracor, Inc. and Subsidiaries (the "1991 Plan") in December 1991 pursuant to the Reorganization Plan. The Board of Directors determined in 1992 that it would be appropriate to submit the 1991 Plan for shareholder ratification, and the 1991 Plan was ratified and approved at the 1992 Annual Meeting of Shareholders. During 1992, options were granted to 29 employees, covering an aggregate of 459,500 shares of common stock.

On February 26, 1993, the Compensation/Stock Option Committee of the Board of Directors recommended, and the Board of Directors approved, a proposed amendment to the 1991 Plan which was to increase the total amount of shares of common stock available thereunder from 500,000 shares to 1,000,000 shares of common stock issued and outstanding, which was less than 5% of the common stock outstanding on a fully diluted basis. This recommendation of the Board of Directors was approved and ratified by the shareholders of the Company at the Annual Meeting of Shareholders held April 28, 1993.

On December 15, 1994, the Compensation/Stock Option Committee recommended, and the Board of Directors approved, a resolution to adopt the 1995 Stock Plan for Employees of Tracor, Inc. and its Subsidiaries (hereafter, the "1995 Plan.") The 1995 Plan provided for the grant of an additional one million (1,000,000) shares of common stock of the Company. Such authorized shares and the authorized shares under the 1991 Plan, represent less than 12.25% of common stock issued and outstanding, and less than 6% of such shares on a fully diluted basis.

At the Annual Meeting of Shareholders held June 13, 1996, the 1995 Plan was amended to provide each outside director an annual grant of 1,000 restricted shares of Tracor common stock and 2,000 options to acquire shares of Tracor common stock.

As of February 28, 1997, a total of 1,000,000 shares have been issued pursuant to options or grants or are subject to options under the 1995 Plan. In addition, 350,851 options have been granted subject to shareholder approval of the proposed amendment. On February 12, 1997, the Compensation/Stock Option Committee recommended, and the Board of Directors approved, a proposed amendment to the 1995 Plan which would increase the total amount of shares of common stock available thereunder from 1,000,000 to 2,000,000 shares, bringing the total number of options either granted or authorized to approximately 10.5% of the total shares outstanding, on a fully diluted basis.

The text of the 1995 Plan (as amended on June 13, 1996) is set forth in the Appendix to this Proxy Statement. The following summary of certain provisions of the 1995 Plan is not intended to be complete and is qualified by reference to the Appendix.

Purpose of the Stock Plan. The 1995 Plan is designed to provide key employees and non-employee directors with an added incentive, to attract and retain employees of outstanding competence, and to further the identity of their interest with those of the shareholders. Under the 1995 Plan, a maximum of 2,000,000 shares of Tracor common stock are to be made available for purchase by non-employee directors, executives and other key employees of Tracor through the exercise of stock options, which may be accompanied by stock appreciation rights (collectively, "Options"). Additionally, shares of common stock of the Company, which are restricted ("Grants"), may be awarded to such persons, and rights to acquire shares of common stock ("Stock Rights") or units ("Unit Rights"), which are restricted, as provided in the 1995 Plan ("Rights"), may be granted thereto.

Termination and Amendment. The 1995 Plan will terminate on April 25, 2005, after which date awards may no longer be made thereunder. The Board of Directors may amend or modify the 1995 Plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended, or the rules of the Nasdaq Exchange, then such amendment may not be effected without obtaining such approval as well as approval of the Company's bank lenders. The Board of Directors may terminate the 1995 Plan, but any such termination shall not affect any Option or Right already granted.

Tax Consequences on Grant or Exercise of Options. Options granted or deemed to be outstanding under the 1995 Plan may either constitute "Incentive Stock Options," as provided in Section 422 of the Internal Revenue Code of 1986, as amended, or Options which do not constitute Incentive Options ("Non-Qualified Options"). The Plan is not qualified under Section 401(a) of the Internal Revenue Code.

An employee realizes no income at the time an Incentive or Non-Qualified Option is granted. If and when a Non-Qualified Option is exercised, the employee will be deemed to receive taxable ordinary income equal to the excess, if any, of the fair market value of the stock acquired on the date of exercise over the Option price thereof. Upon such exercise, Tracor will obtain a corresponding income tax deduction in the same amount. Upon the exercise of an Incentive Stock Option, an optionee will not be deemed to receive any ordinary taxable income, and Tracor will receive no corresponding income tax deduction. The difference in the market value of the stock, on the date of exercise, and the exercise price of an Incentive Option is a tax preference item to the employee for alternative minimum tax purposes. Thereafter, taxation of the employee's ownership or sale of the stock will be similar to that of any other investor in the capital stock of Tracor.

Shares Subject to the Stock Plan. The 1995 Plan currently provides for the issuance of a maximum of 1,000,000 shares of Tracor common stock. Should any Option granted under the 1995 Plan expire or be canceled prior to its exercise in full, shares already subject to such Options may again be subject to an Option under the 1995 Plan. However, shares surrendered to the Corporation upon the exercise of an Incentive Stock Option and shares subject to an Incentive Stock Option surrendered upon the exercise of a Right shall not be available for subsequent award of additional stock Options.

Adjustments in Shares. Under the 1995 Plan, in the event of any stock split, stock division, combination of shares, or other capital reorganization or capital reclassification of the Company, the Board of Directors may make appropriate adjustments in the number or class of shares of common stock subject to an Option or the Option price per share, or both. The Board may also make adjustments to the number and class of shares available as to any Rights or Grants as it shall, in its judgment, deem appropriate in order to preserve to the awardee, Rights substantially proportionate to the Rights existing prior to such events.

Participants Under the Stock Plan. Options, Grants, or Rights may be granted to key outside directors, executive, administrative, professional, or technical employees of Tracor or any of its present or future subsidiaries. At February 20, 1997, 15 executive officers and 70 key employees were participating in the 1995 Plan.

The Company cannot now determine the number of Options, Grants, or SARs to be received by all current executive officers as a group and all other key employees as a group following the approval of the amendment.

During 1996, the following options were granted pursuant to the plan:

       (i)       Non-employee directors:                  12,000
       (ii)      All executive officers:                 222,500
       (iii)     All other officers and key employees:   158,100

Administration of the Stock Plan; Eligibility. The 1995 Plan provides that the Compensation/Stock Option Committee of the Board of Directors (the "Committee") will administer the 1995 Plan and make awards thereunder. The Committee is comprised of (not less than) two members of the Board of Directors, who serve at the request of the Board. Each member of the Committee must be a "Non-employee Director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, which means no member is eligible to receive stock Options, Rights, or Grants under the Stock Plan while serving on the Committee or within one year prior to serving thereon. There is no limitation under the Stock Plan as to the number of Options, Grants, or Rights that may be awarded to any eligible participant (except outside directors who receive a specified number of options annually), but no Incentive Stock Option may be granted to an employee ineligible under the Internal Revenue Code to receive an Incentive Option because of ownership of 10% or more of the total voting power of the Company's equity securities.

Options. Each Option granted under the 1995 Plan is evidenced by a written agreement. An Option granted under the 1995 Plan may either be an incentive Option or an Option that is not so specified in the respective Option agreement relating thereto. Each Incentive Option is subject to the following requirements: (1) the exercise price may not be less than the fair market value of the common stock of Tracor on the date of grant; (2) it is non-assignable and non-transferable except in the case of death; (3) it may not be exercised within six months of the date of grant; and (4) it will terminate not later than 10 years from the date of grant. The 1995 Plan imposes no maximum limit on the amount of Options which may be exercised in any one year.

The provisions of Non-Qualified Options granted under the 1995 Plan are basically the same as those of the Incentive Options, except the Non-Qualified Options may be made transferable by the Board of Directors.

Each optionee desiring to exercise an Option must do so by so notifying Tracor. This notice must be accompanied by payment in full for the shares so purchased, by tender of cash, check, or, if permitted by the Committee, by the surrender of outstanding awards under the 1995 Plan, or that number of shares of the Company's common stock, having an aggregate market value equal to the purchase price, or any combination of the foregoing, plus, if applicable, payment of the amount of income tax due under Section 3402(a) of the Internal Revenue Code (relating to the receipt of income upon the exercise of Non-Qualified Options). The Committee may permit such amount to be paid by shares of common stock previously owned by the employee or a portion of the shares of common stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and shares of such common stock.

Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be awarded in connection with an Option either at the time the Option is granted or thereafter at anytime prior to its exercise, transfer, or expiration ("Tandem SAR") or separately ("Freestanding Right"). Tandem SARs are subject to the same terms and conditions as the related Options. No SAR is exercisable by a Tracor employee (as defined in the 1995 Plan) within six months from the date of award (and then, in regard to a Tandem SAR, only to the extent that the related Option is exercisable) or, if the exercise price of the SAR is not fixed on the date of the award, within six months from the date when the exercise price is so fixed, and in any case only when the Tracor employee's election to receive cash in full or partial satisfaction of the SAR, as well as the Tracor employee's exercise of the SAR for cash, is made during a quarterly window period (as defined in the 1995 Plan). Exercises outside a window period may occur under certain conditions.

The exercise price per share specified in a SAR shall be as determined by the Committee, provided that, in the case of a Tandem SAR, such price shall be not less than fair market value of the common stock subject to the related Option on the date of grant.

A SAR shall entitle the employee upon exercise in accordance with its terms (subject, in the case of a Tandem SAR, to surrender unexercised, the related Option or any portion or portions thereof which the employee from time to time determines to surrender for this purpose) to receive a payment having an aggregate value equal to:

the product of

       (i) the excess ofthe fair market value on the exercise date of one share of common stock over
       (ii)    the exercise price per share, in the case of a Tandem
               SAR, or the price per share specified in the terms of the SAR, in the case of Freestanding Right, multiplied by
       (iii) the number of shares with respect to which the SAR shall have been exercised.

Payment upon the exercise of a SAR may be made in the form of all cash, all shares of common stock, or a combination thereof, as elected by the employee, subject (where the employee is a Tracor officer) to certain restrictions provided by the 1995 Plan.

Rights. At the time a Right is awarded, the Committee establishes a period of time (the "Restricted Period") applicable to such award. Each Right may have a different Restricted Period. The Committee may, at the time an award is made, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the satisfaction of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Right. At the time of award, a stock certificate representing the number of shares awarded is registered in the name of the employee and is held in the custody of the Company. A recipient of a Stock Right shall generally have the rights and privileges of a shareholder as to such shares, including the right to vote such shares, except that none of the shares may be sold or transferred during the Restricted Period. Upon expiration or termination of the Restricted Period, the restrictions applicable to the shares lapse, and a stock certificate for the number of shares with respect to which restrictions have lapsed are delivered to the employee or the employee's beneficiary or estate, as the case may be.

In the case of a Unit Right, no shares of common stock are issued at the time the award is made. Upon expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the Company delivers to the employee or the employee's beneficiary or estate, as the case may be, one share of common stock for each Unit Right with respect to which the restrictions have lapsed.

The Committee may elect to pay cash or part cash and part common stock in lieu of delivering only common stock for such Unit Rights (equal to the fair market value of the common stock at the end of the Restricted Period).

No payment is required from the employee upon the award of any Rights or the delivery of common stock or the payment of cash in respect to such Rights, except that any amount necessary to satisfy applicable federal, state, or local tax requirements shall be withheld or paid promptly upon notification of the amount due. The Committee may permit such amount to be paid in shares of common stock previously owned by the employee, or a portion of the shares of common stock that otherwise would be distributed to such employee in respect of such Right or a combination of cash and shares of such common stock.

In addition, the Committee may, upon the expiration of the Restricted Period in regard to a Right, award cash compensation to the employee for the purpose of aiding the employee in the payment of any and all federal, state, and local income taxes payable as a result of such expiration.

Eligible Retirement, Death, or Total Disability; Change in Control. If any employee to whom an Option, Right, or Grant has been awarded under the 1995 Plan shall die or suffer total disability, if an employee terminates employment pursuant to an eligible retirement, or if a Change in Control should occur (as defined in the 1995 Plan), such Option or Right may be exercised, or such Grant shall be deemed to be vested, whether or not the employee was otherwise entitled at such time to exercise such Option or Right or be treated as vested in such Grant.

Restrictions on Resale by Certain Employees. Common stock received by optionees who are "affiliates" (as defined in the Securities Act of 1933, as amended) of the Company may not be resold other than pursuant to Rule 144 as promulgated by the Securities and Exchange Commission, or pursuant to Section 4(1) of such Act.

Non-Transferability of Options, Rights, and Grants; Holding Periods for Officers. Options, Rights, and Grants awarded under the 1995 Plan to officers and other employees of the Company are not transferable otherwise than by will or the laws of descent and distribution. Options and Rights may be exercised during the lifetime of the employee only by the employee or, unless such exercise would disqualify an Option as an Incentive Stock Option, by the employee's guardian or legal representative. Further, any shares of common stock awarded to an officer of the Company may not be transferred or disposed of for at least six months from the date of award, and any Option or Right awarded to an officer of the Company, or the shares of common stock into which any such Option or Right is exercised or converted, may not be transferred or disposed of for at least six months following the date of acquisition by such officer of such Option or Right.

The Board of Directors of the Company may suspend, terminate, modify, or amend the Plan unless such amendment requires shareholder approval to meet the requirements of Section 16(b) of the Securities Exchange Act of 1934, which specifies which amendments shall be submitted to the shareholders of the Company for approval.

The Company believes share ownership by way of options is an excellent way to attract and retain top quality management and employees.

Therefore, the Board of Directors recommends a vote FOR the following resolution which will be presented at the meeting:

       "RESOLVED, that the resolution of the Board of Directors of the Company to amend the 1995 Stock Plan for Employees of Tracor, Inc. and its Subsidiaries to increase the number of shares which are issuable under the Plan to 2,000,000 shares of common stock, be and the same is, hereby approved and ratified."

3.  APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

The Board of Directors desires to obtain shareholders' ratification of the Board's action in appointing Ernst & Young, LLP, Certified Public Accountants, 700 Lavaca, Suite 1400, Austin, Texas 78701, as independent auditors of Tracor and its Subsidiaries for the year 1997.

Ernst & Young, LLP has been serving as the independent accountants of Tracor and its Subsidiaries (including its predecessor) since 1967. It has no direct financial or material indirect financial interest in Tracor or any of its subsidiaries and, during the past three years, has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

The Board of Directors recommends a vote FOR the following resolution which will be presented at the meeting:

       "RESOLVED, that the appointment, by the Board of Directors of the Company, of Ernst & Young, LLP as independent auditors of the Company and its subsidiary companies, for the year 1997, be and the same is hereby is approved and ratified."

Representatives of Ernst & Young, LLP are expected to be present at the 1997 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that the following officers and directors failed to file, or failed to file on a timely basis, as disclosed in the requisite Forms, reports required to be filed by section 16(a) of the Securities Exchange Act during the most recent fiscal year or prior fiscal years. The following individuals failed to file one or more reports on a timely basis:
Messrs. Melton (one report, one transaction) and Painton (one report, one transaction). The following individuals failed to file one or more reports: Messrs. Endsley (one report, one transaction); Floyd (one report, one transaction); Lawrence (two reports, two transactions); Marbut (one report, one transaction); Melton (one report, one transaction); Rock (one report, one transaction); and Dr. Straeter (one report, one transaction).

                            OTHER BUSINESS

Tracor is not aware of any business or matters other than those indicated in this document which may be properly presented at the meeting.

                         SHAREHOLDER PROPOSALS

Shareholders who wish to submit proposals to the Company for possible inclusion in the Company's Proxy Statement for the purpose of presentation at the Company's Annual Meeting of Shareholders in 1998 must cause such proposals to be received by the Company not less than 120 days in advance of March 21, 1998. If the date of such Annual Meeting should, subsequent to the date hereof, be advanced from April 22, 1997, by more than 30 days or delayed by more than 90 calendar days, the Company will so inform the shareholders of such change and the date by which proposals of shareholders must be received.

                             MISCELLANEOUS

The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company, if any, is based solely upon information provided by the individual as of February 24, 1997.

Please date, sign, and return the Proxy Card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated, as it will save the expense of further mailings.

If you plan to attend the Annual Meeting, please check the appropriate box on your Proxy Card. You have the right, upon your identification as a shareholder, to attend without prior indication of doing so.

                           By Order of the Board of Directors,

                           /s/ Russell E. Painton
                           ----------------------
                           Russell E. Painton
                           Secretary

Austin, Texas
March 21, 1997